Exhibit 99.1

Investor and Media Contact:

Fredrik Wiklund

Senior Director, Investor Relations &

Corporate Development

650-624-4992

fredrik.wiklund@tercica.com

Tercica Reports Fourth Quarter and Year-End 2007 Financial Results

BRISBANE, Calif. (February 27, 2008) – Tercica, Inc. (Nasdaq: TRCA) today announced financial results for the quarter and year ended December 31, 2007. Net product sales for the quarter ended December 31, 2007 totaled $3.8 million. The net loss for the quarter was $18.7 million, or $0.36 per share, compared to a net loss of $41.0 million, or $0.85 per share, for the fourth quarter of 2006.

Research and development expenses for the fourth quarter of 2007 were $4.5 million, compared to $29.3 million for the fourth quarter of 2006. The decrease was primarily due to the $25 million licensing payment that Tercica paid to Ipsen for Somatuline® Depot in the fourth quarter of 2006. Selling, general and administrative expenses for the fourth quarter of 2007 were $12.3 million, compared to $13.0 million for the fourth quarter of 2006.

Tercica reported product revenues of $9.8 million for the year ended December 31, 2007. Net loss for the year was $40.5 million, or $0.80 per share, compared to a net loss of $83.0 million, or $2.09 per share, for the full year in 2006. Total costs and expenses for the year ended December 31, 2007 were $71.4 million, compared to $87.9 million for the same period in 2006.

Cash, cash equivalents and short-term investments as of December 31, 2007 were $113.5 million, compared to $125.6 million as of December 31, 2006.

2007 and Recent Highlights

Increlex®

•	Total product revenues in 2007 were $9.6 million.

•

In August 2007, the European Commission granted marketing authorization for Increlex® (mecasermin) 10 mg/ml solution for injection. The authorized indication was for the long-term treatment of growth failure in children and adolescents with severe primary insulin-like growth factor-1 deficiency (Primary IGFD). Increlex® also received an Orphan Drug designation for the authorized indication, providing ten years of marketing exclusivity in the European Union where the product is marketed by our partner Ipsen.

•

In July 2007, enrollment of all patients was completed in MS301, a Phase IIIb trial evaluating the efficacy and safety of the current formulation of Increlex® administered in children with Primary IGFD, a less severe and more prevalent form of severe Primary IGFD. In this multi-center, open-label trial, children with Primary IGFD (height and IGF-1 levels at least two standard deviations below the mean for the child’s age and sex) are treated with Increlex® for one year. The primary endpoint for the trial is height velocity. Data from the MS301 trial is expected to be available in the fourth quarter of 2008, and if positive, an sNDA submission for this indication is planned by year-end 2008.

•	In May 2007, enrollment of all patients was completed in MS308, a clinical trial to investigate once-daily dosing of the current formulation of Increlex® in children with Primary IGFD.

•	The company expects to present the data from the MS301 and MS308 trials at a medical conference in the fourth quarter of 2008.

Somatuline® Depot

•

In August 2007, Somatuline® Depot received notice of approval from the U.S. Food and Drug Administration (FDA) for the long-term treatment of acromegaly in patients who have had an inadequate response to surgery and/or radiotherapy, or for whom surgery and/or radiotherapy is not an option. The FDA also designated Somatuline® Depot as an orphan drug for acromegaly. The Orphan Drug Act provides a seven-year period of exclusive marketing to the first manufacturer who obtains marketing approval for a designated orphan product.

•	Somatuline® Depot became available for commercial sale in the United States in mid-November 2007. Total Somatuline® Depot product revenues in 2007 were $0.2 million.

Combination Products Agreement with Genentech

•

In July 2007, Tercica and Genentech entered into an agreement for the development, manufacture and worldwide commercialization of two product candidates containing Genentech’s recombinant human growth hormone Nutropin AQ® and Tercica’s recombinant insulin-like growth factor-1 Increlex®. One product candidate is for the treatment of short stature, and the other product candidate is for the treatment of adult growth hormone deficiency (AGHD) and, potentially other metabolic disorders.

•

In January 2008, the first patient entered into a Phase II clinical study for the treatment of short stature. The primary objective of this trial is to assess the efficacy, measured as first-year height velocity, and safety of three different combination regimens of Nutropin AQ® and Increlex® compared to Nutropin AQ® alone in the treatment of short stature associated with low IGF-1 levels. The goal of the study is to provide a majority of patients with a co-mixture of Nutropin AQ® and Increlex® administered as single injection. The initial patients enrolled in this trial will receive separate injections of each Nutropin AQ® and Increlex®.

•	A Phase II clinical study for the treatment of adult growth hormone deficiency (AGHD) is expected to start in late 2008.

“We achieved three major corporate milestones in 2007. In July, we signed the agreement with Genentech to develop growth hormone and IGF-1 combination products. Then in August, Somatuline Depot was approved in the United States for the treatment of acromegaly, and Increlex was granted marketing authorization in the European Union for the treatment of severe Primary IGFD. With these milestones, we believe that in 2007, we built a solid platform for sustainable growth at Tercica,” said John A. Scarlett, M.D., Tercica’s President and Chief Executive Officer. “In 2008, we look forward to strong commercial performance from both Increlex and Somatuline Depot, and progress in our clinical development programs for Increlex, Somatuline Depot, and our next-generation growth hormone products,” he added.

Financial Guidance for 2008

Revenue and Expenses

•	Tercica expects net product sales for Increlex® between $20 million to $22 million, and net product sales for Somatuline® Depot between $10 million to $15 million.

•

Including FAS 123 share-based compensation expense of approximately $7 million to $8 million, R&D expenses are anticipated to be approximately $29 million to $31 million; and selling, general, and administrative expenses are anticipated to be approximately $50 million to $52 million.

Cash

•

Tercica expects to invest approximately $18 million for Increlex® and Somatuline® Depot commercial inventory build. Accounting for this inventory build, Tercica expects to end the year with approximately $40 million in cash.

Conference Call and Webcast Information

Management will host an investment community conference call beginning at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) on Wednesday, February 27, 2008 to discuss the financial results, provide a business update and answer questions.

Individuals interested in listening to the live conference call may do so by dialing (888) 803-8296 toll free within the U.S. and Canada, or (706) 634-1250 for international callers. A telephone replay will be available approximately two hours after the call for two days by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering reservation number 32591844.

Individuals interested in listening to the conference call via the Internet may do so by visiting www.tercica.com. A replay will be available on the Company’s Web site for 21 days.

About Tercica

Tercica is a biopharmaceutical company committed to improving endocrine health by partnering with the endocrine community to develop and commercialize new therapeutics for pediatric and adult growth disorders, and for adult metabolic disorders. For further information on Tercica, please visit www.tercica.com.

Safe-Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Tercica’s prospects and results, including that Tercica: (A) expects 2008 Increlex® and Somatuline® Depot net product sales between $20 million to $22 million and $10 million to $15 million, respectively; (B) expects to end 2008 with approximately $40 million in cash; (C) anticipates, including FAS 123 stock-based compensation expense, R&D expenses in 2008 to be approximately $29 million to $31 million, and selling, general, and administrative expenses to be approximately $50 million to $52 million; (D) expects to invest approximately $18 million for Increlex® and Somatuline® Depot commercial inventory build; and (E) looks forward to strong commercial performance from both Increlex® and Somatuline® Depot, and progress in clinical development programs for Increlex®, Somatuline® Depot, and next-generation growth hormone products. Because Tercica’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks and uncertainties related to the following: (i) regarding (A), (B) and (E) above, physicians may not prescribe and patients may discontinue their use of Increlex® and Somatuline® Depot at the rates Tercica expects; (ii) regarding (B),

(C) and (D) above, there may be significant unexpected expenditures; and (iii) the risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, including most recently Tercica’s Form 10-Q for the quarter ended September 30, 2007 filed with the SEC on November 1, 2007. Tercica disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

[Tables to follow]

TERCICA, INC.

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Statements of Operations
Net revenues:
Net product sales	$3,819	$748	$9,809	$1,315
License revenue	194	194	21,119	194
Royalty revenue	51	—	51	—

Total net revenues	4,064	942	30,979	1,509

Costs and expenses:
Cost of sales	2,511	511	5,540	1,667
Manufacturing start-up costs	1,162	—	3,065	—
Research and development*	4,535	29,295	19,136	42,034
Selling, general and administrative*	12,308	12,996	43,186	44,248
Amortization of Intangibles	468	—	468	—

Total costs and expenses	(20,984)	(42,802)	(71,395)	(87,949)

Loss from operations	(16,920)	(41,860)	(40,416)	(86,440)
Interest expense	(1,225)	(162)	(1,937)	(162)
Other expense	(2,120)	—	(3,071)	—
Interest income and other income, net	1,578	1,662	5,975	4,226

Loss before income taxes	(18,687)	(40,360)	(39,449)	(82,376)
Provision for income taxes	—	(621)	(1,017)	(621)

Net loss	$(18,687)	$(40,981)	$(40,466)	$(82,997)

Basic and diluted net loss per share	$(0.36)	$(0.85)	$(0.80)	$(2.09)

Shares used to compute basic and diluted net loss per share	51,486	48,344	50,717	39,789

* Includes non-cash stock-based compensation expense as follows:

Research and development	$345	$541	$1,799	$2,043
Selling, general and administrative	897	866	4,070	3,680

Total	$1,242	$1,407	$5,869	$5,723

TERCICA, INC.

	December 31, 2007	December 31, 2006
Balance Sheet Data
Cash, cash equivalents and short-term investments	$113,485	$125,575
Total assets	176,683	137,687
Total liabilities	113,524	47,756
Total stockholders’ equity	63,159	89,931

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